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Exhibit 99.7

FORM OF LETTER TO CLIENTS

To Our Clients:	, 2006

        We are sending you this letter because we hold shares of common stock or Series B preferred stock, par value $0.01 per share, of Foamex International Inc. (the "Company") for you. The Company has granted to its shareholders non-transferable rights to purchase shares of its common stock.

        We have enclosed a copy of the following documents:

  1.
  The prospectus dated                , 2006; and

  2.
  A "Beneficial Owner Election Form" which you can use to tell us what you would like to do with your rights.

        As described in the prospectus, you will receive one non-transferable right for each share of the Company's common stock or Series B preferred stock you own on                         , 2006, the record date for the rights offering. Each right entitles a holder of common stock to purchase            shares of common stock and a holder of Series B preferred stock to purchase            shares of common stock, at a universal price of $2.25 per share. Refer to the sections in the prospectus titled "Questions and Answers About The Rights Offering" and "The Rights Offering."

        The materials enclosed are being sent to you as the beneficial owners of the shares of common stock or Series B preferred stock carried by us in your account but which are not registered directly in your name. EXERCISES OF THE RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to purchase any shares of common stock. However, we urge you to read the enclosed documents carefully before instructing us to exercise your rights.

        Your instructions should be sent to us in order to permit us to exercise your rights on your behalf in accordance with the terms of the rights offering. YOUR RIGHTS WILL EXPIRE, IF NOT PREVIOUSLY EXERCISED, AT 5:00 P.M., NEW YORK CITY TIME, ON                         , 2006, UNLESS THE TIME PERIOD FOR EXERCISING THE RIGHTS IS EXTENDED BY FOAMEX INTERNATIONAL INC. (AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). YOUR EXERCISE OF RIGHTS MAY BE VALIDLY WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

        If you wish to have us, on your behalf, exercise the rights for shares of common stock or sell rights, please instruct us by completing, executing and returning the enclosed form entitled "Beneficial Owner Election Form."

                                                                                        Very truly yours,

                                                                                        [BANK, BROKER OR OTHER NOMINEE]

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FORM OF LETTER TO CLIENTS